Exhibit 10.10

FIRST AMENDMENT TO AGREEMENT UNDER THE FIRST UNITED

CORPORATION CHANGE IN CONTROL SEVERANCE PLAN

This is the First Amendment to that certain Change in Control Severance Agreement, dated as of February 14, 2007 (the “Agreement”), between First United Corporation (the “Company”) and _____________________________ (the “Eligible Employee”) under the First United Corporation Change in Control Severance Plan (as the same may be amended and/or restated from time to time, the “Plan”).

BACKGROUND

Pursuant to Section 6(b) of the Agreement, the Company may amend, modify or terminate the Agreement without the consent of the Eligible Employee as the Company deems necessary or appropriate to ensure compliance with any law, rule, regulation or other regulatory pronouncement applicable to the Plan or the Agreement, including, without limitation, Section 409A of the Internal Revenue Code (the “Code”) and any Treasury Regulations or other guidance thereunder.

The Internal Revenue Service has issued guidance under Section 409A of the Code, and in particular Notice 2010-6 and Notice 2010-80, which guidance calls into question certain provisions of deferred compensation arrangements that can have the effect of making the timing of payments after a permissible payment event dependent upon certain actions being taken by a service provider who is covered under the arrangement.

The Company deems it necessary or appropriate to amend the Agreement solely to comply with the requirements of Section 409A of the Internal Revenue Code and IRS Notice 2010-6 and IRS Notice 2010-80.

NOW, THEREFORE, the Agreement is amended as follows, effective immediately:

1.           The Agreement is hereby amended by deleting Section 3(c) and substituting the following language in lieu thereof:

“(c) Payment of Severance. Subject to subsections (h) and (i) below and Section 4, if the Eligible Employee incurs a Severance during a Change in Control Protection Period, the Company shall pay to him or her a lump sum cash payment on the 60th day after the Severance Date, equal to two (2) times the Eligible Employee’s Final Pay.”

2.           The Agreement is hereby further amended by deleting Section 3(h) and substituting the following language in lieu thereof:

“(h)          Release. The Company will provide the Eligible Employee with a written release and agreement within five (5) days of his Severance during a Change in Control Protection Period. The Eligible Employee shall not be eligible to receive any Change in Control Severance Benefits provided in this Section 3 (other than payments under Section 3(b)) and such Change in Control Severance Benefits shall be forfeited unless he or she has executed and submitted the written release and agreement provided by the Company and the applicable period during which the Eligible Employee may revoke such release and agreement has expired on or before the 60th day after the date provided in subsection 3(c).”

3.           The Agreement is hereby amended by deleting Section 4(c) and substituting the following language in lieu thereof:

“(c)          Payment of Remaining Benefits. If the determination is made that an Eligible Employee’s Change in Control Severance Benefits must be reduced in accordance with Section 4(b), then the amount of such Benefits that are actually paid to the Eligible Employee pursuant to Section 3(c) will be the amount determined under Section 4(a) (the “Remaining Benefits”) and such Remaining Benefits will be paid at the same time and in the same form otherwise specified in Section 3(c).”

Except as expressly amended hereby, the Agreement remains unchanged and in full force and effect.

IN WITNESS WHEREOF this First Amendment has been executed on the date set forth below.

FIRST UNITED CORPORATION

By:	/s/ William B. Grant
Name:	William B. Grant
Title:	Chairman/Chief Executive Officer

Date:	December 28, 2012